Exhibit 10.18.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is entered into as of this _25th_ day of October, 2013, by and between BMR-21 ERIE STREET LLC, a Delaware limited liability company (“Landlord,” as successor-in-interest to 21 Erie Realty Trust (“Original Landlord”)), and METABOLIX, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                    WHEREAS, Original Landlord and Tenant entered into that certain Lease dated as of December 29, 2003 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of March 1, 2006 (the “First Amendment” and together with the Original Lease, and as the same may have been heretofore further amended, amended and restated, supplemented or modified from time to time, the “Lease”), whereby Tenant leases certain premises from Landlord consisting of approximately twenty-eight thousand nineteen (28,019) rentable square feet of space and comprised of twenty-six thousand four hundred twenty-two (26,422) rentable square feet of space on the second floor (being all of the second floor) and one thousand five hundred ninety-seven (1,597) rentable square feet of space located on the first floor (collectively, the “Premises”) in the building at 21 Erie Street in Cambridge, Massachusetts (the “Building”);

B.                                    WHEREAS, Landlord and Tenant desire to extend the Term of the Lease; and

C.                                    WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.                                      Definitions.  For purposes of this Second Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.  The Lease, as amended by this Second Amendment, is referred to herein as the “Amended Lease.”

2.                                      Extension Term.  The Term of the Lease is hereby extended by seventy-two (72) months and nine (9) days, and therefore, subject to Sections 11 and 12 hereof, the Term of the Lease shall expire on May 31, 2020 (the “Extension Term Expiration Date”).  The period commencing on May 22, 2014 (the “Extension Term Commencement Date”) and ending on the Extension Term Expiration Date shall be referred to herein as the “Extension Term.”   For the sake of clarity, the first sentence of definition of “Term: Lease Year:” under Article 1 of the Lease is hereby deleted in its entirety and replaced with the following: “The first Lease Year begins at 12:01 a.m. on the Term Commencement Date and ends at 11:59 p.m. twelve months after said Term Commencement Date.”

3.                                      Base Rent.  During the Extension Term, the amount of Base Rent for the Premises shall be as set forth in the following table:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Annual Base Rent
May 22, 2014 – May 21, 2015	28,019	$41.00 annually	$1,148,779.00
May 22, 2015 – May 21, 2016	28,019	$42.00 annually	$1,176,798.00
May 22, 2016 – May 21, 2017	28,019	$43.00 annually	$1,204,817.00
May 22, 2017 – May 21, 2018	28,019	$44.00 annually	$1,232,836.00
May 22, 2018 – May 21, 2019	28,019	$45.00 annually	$1,260,855.00
May 22, 2019 – May 31, 2020	28,019	$46.00 annually	$1,320,653.00	*

* Denotes an extra $31,778 payment due to an extra nine (9) days of Base Rent.

4.                                      Additional Rent.  During the Extension Term, Tenant shall pay to Landlord Additional Rent with respect to the Premises in accordance with Section 4.02 of the Lease, including Tenant’s Pro Rata Share of: (i) Taxes under Article 5 of the Lease, (ii) all utility costs under Article 6 of the Lease (unless separately metered or contracted for by Tenant), (iii) insurance premiums paid by Landlord under Article 7 of the Lease and (iv) all Operating Expenses under Article 8 of the Lease.

5.                                      Condition of Premises.  Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Extension Term or to pay for any improvements to the Premises, except with respect to the TI Allowance (as defined below) or as may be expressly provided in the Lease.

6.                                      Tenant Improvements.

(a)                                 Tenant shall be permitted to perform appropriate improvements to the Premises (the “Tenant Improvements”), consistent with the Permitted Uses and in accordance with the terms of this Section 6 and Exhibit 1 attached hereto. Tenant shall cause the Tenant Improvements to be constructed in the Premises pursuant to the Work Letter attached hereto as Exhibit 1 (the “Work Letter”) at a cost to Landlord not to exceed Four Hundred Twenty Thousand Two Hundred Eighty-Five and 00/100 Dollars ($420,285.00) (based upon Fifteen and 00/100 Dollars ($15.00) per square foot of rentable area (the “TI Allowance”).  The TI Allowance may be applied to the costs of (i) construction, (ii) project review by Landlord (which fee shall equal three percent (3%) of the cost of the Tenant Improvements, including the TI Allowance), (iii) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (iv) building permits and other taxes, fees, charges and levies by governmental authorities for permits or for inspections of the Tenant Improvements, and (v) costs and expenses for labor, material, equipment and fixtures, and (vi) subject to the Soft Cost Limit described below, soft costs for data/telecom cabling, signage, furniture, fixtures and equipment (collectively, “Soft Costs”).  In no event shall the TI Allowance be used for (A) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise approved in writing by Landlord, (B) payments to Tenant or any affiliates of Tenant, (C) the purchase of any furniture, personal property or other non-building system equipment (except as otherwise provided above), (D) costs resulting from any default by Tenant of its obligations under the Amended Lease or (E) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).  Notwithstanding anything set forth herein to the contrary, no more than ten percent (10%) of the TI Allowance (the “Soft Cost Limit”) shall be applied to the Soft Costs identified above.

(b)                                 Tenant shall have until December 1, 2014 (the “TI Deadline”), to expend the unused portion of the TI Allowance, after which date Landlord’s obligation to fund such costs shall expire.

(c)                                  In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under the Amended Lease.  Tenant shall deliver to Landlord (i) a certificate of occupancy for the Premises suitable for the Permitted Uses and (ii) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor.  The term “Substantially Complete” or “Substantial Completion” means that the Tenant Improvements are substantially complete in accordance with the Approved Plans (as defined in the Work Letter), except for minor punch list items.

(d)                                 Prior to the earlier of (i) the Extension Term Commencement Date and (ii) the date Tenant commences performance of the Tenant Improvements in the Premises, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 7 of the Lease are in effect.

(e)                                  Landlord and Tenant shall mutually agree upon the selection of the architect, engineer, general contractor and major subcontractors, and Landlord and Tenant shall each participate in the review of the competitive bid process.  Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony.

7.                                      Extension Term.  Section 3.03(a) of the Lease and the definitions of “Extension Term” and “Base Rent: Extension Term:” under Article 1 of the Lease are hereby deleted in their entirety.

8.                                      Relocation Right.

(a)                                 Landlord shall have the right (the “Relocation Right”) effective at any time after the third (3rd) anniversary of the Extension Term Commencement Date (i.e., after May 22, 2017), upon providing Tenant not less than nine (9) months’ prior written notice (a “Relocation

Notice”), to provide Tenant with space of substantially the same size and quality of improvements as the Premises elsewhere (a) in the Building, (b) at a property owned by an affiliate of Landlord at 200 Sidney Street, Cambridge, Massachusetts or (c) at a property owned by an affiliate of Landlord at 40 Erie Street, Cambridge, Massachusetts (the “Relocation Space”), and to remove Tenant from the Premises and place Tenant in the Relocation Space.  Landlord shall pay any reasonable and customary costs and expenses related thereto.  For purposes hereof, “space of substantially the same size and quality of improvements as the Premises” shall include, without limitation, a greenhouse of substantially the same size and quality as the greenhouse currently contained in the Premises.  Landlord shall endeavor to provide the Relocation Space in one contiguous location (except that the greenhouse may be either in the same building as, or within close proximity to, the remaining balance of the Relocation Space (such remaining balance (the “Main Relocation Space”)); provided, however, that, in the event that the Main Relocation Space is not in one contiguous location, (i) the Main Relocation Space shall consist of no more than two (2) non-contiguous spaces, and (ii) one of the non-contiguous spaces included within the Main Relocation Space must comprise at least ninety-four percent (94%) of the rentable square feet of the Main Relocation Space. The Relocation Right may not be exercised by Landlord more than once during the Extension Term.

(b)                                 Should Tenant refuse to permit Landlord to move Tenant to such Relocation Space at the end of such nine (9) month period, Tenant shall have, in addition to all other rights and remedies allowed under the Amended Lease, at law or in equity, the right to cancel and terminate the Amended Lease instead of relocating, upon providing written notice to Landlord within thirty (30) days after receipt of Landlord’s Relocation Notice.  In such event, the Amended Lease shall terminate effective as of the relocation date initially proposed by Landlord in the Relocation Notice.  For the sake of clarity, if Tenant terminates the Lease pursuant to this Section 8(b), Tenant shall remain obligated to remove any additions, alterations, or other Tenant Work (including without limitation the greenhouse) in the current Premises pursuant to Section 10.06 of the Lease.

(c)                                  Should Tenant refuse to permit Landlord to move Tenant to such Relocation Space and remain in the Premises after the expiration of such nine (9) month period, Landlord shall have, in addition to all other rights and remedies allowed under the Amended Lease, at law or in equity, the right to cancel and terminate the Amended Lease upon providing written notice to Tenant within thirty (30) days after the end of such nine (9) month period after receipt of Landlord’s Relocation Notice.  Upon providing such notice to Tenant, the Amended Lease shall immediately terminate.

(d)                                 If Landlord moves Tenant to such Relocation Space, then the Amended Lease and each and all of its terms, covenants and conditions shall remain in full force and effect and be deemed applicable to such new Relocation Space and such new Relocation Space shall thereafter be deemed to be the “Premises,” and Landlord or Landlord’s affiliate, as applicable, and Tenant shall enter into an express written amendment to the Amended Lease or a new lease, as applicable, memorializing such change.  If the new Relocation Space contains less rentable square footage than the original Premises, then Base Rent and Tenant’s Pro Rata Share shall be decreased to reflect such change.  For the sake of clarity, if Landlord moves Tenant to such

Relocation Space, Tenant shall have no obligation to remove from the Premises from which Tenant is being relocated, any additions, alterations, or other Tenant Work (including without limitation the greenhouse) pursuant to Section 10.06 of the Lease; provided, however, that such obligations under Section 10.06 of the Lease shall apply to the Relocation Space at the expiration of the Extension Term.

9.                                      Conditional Option to Extend Term.  If Landlord exercises the relocation right granted in Section 8 above and Tenant is relocated, Tenant shall have the option (“Option”) to extend the Term by three (3) years as to the entire Premises (and no less than the entire Premises) upon the following terms and conditions.  Any extension of the Term pursuant to the Option shall be on all the same terms and conditions as the Amended Lease, except as follows:

(a)                                 Base Rent shall be adjusted on the first (1st) day of the extension term and each annual anniversary date thereof by One and 00/100 Dollar ($1.00) per rentable square foot annually.

(b)                                 The Option is not assignable separate and apart from the Amended Lease.

(c)                                  The Option is conditional upon Tenant giving Landlord written notice of its election to exercise the Option at least twelve (12) months prior to the end of the expiration of the then-current Term.  Time shall be of the essence as to Tenant’s exercise of the Option.  Tenant assumes full responsibility for maintaining a record of the deadlines to exercise the Option.  Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Option after the date provided for in this Section.

(d)                                 Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise the Option:

(i)                                     During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of the Amended Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(ii)                                  At any time after any Event of Default as described in Article 14 of the Lease (provided, however, that, for purposes of this Section 9(d)(ii), Landlord shall not be required to provide Tenant with any additional notice of such Event of Default beyond the notice Landlord is required to give Tenant under Article 14 of the Lease) and continuing until Tenant cures any such Event of Default, if such Event of Default is susceptible to being cured; or

(iii)                               In the event that Tenant has defaulted in the performance of its obligations under the Amended Lease two (2) or more times and a service or late charge has become payable under Section 4.03 of the Lease for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise the Option, whether or not Tenant has cured such defaults.

(e)                                  The period of time within which Tenant may exercise the Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 9(d).

(f)                                   All of Tenant’s rights under the provisions of the Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Option if, after such exercise, but prior to the commencement date of the new term, (i) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (ii) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (iii) Tenant has defaulted under the Amended Lease two (2) or more times and a service or late charge under Section 4.03 of the Lease has become payable for any such default, whether or not Tenant has cured such defaults.

10.                               Early Termination Right.  The parties hereby confirm and agree that Section 3.04 of the Lease and Exhibit O to the Lease are no longer of any force or effect.

11.                               Tenant’s Termination Option.  Tenant shall have a one-time option (“Tenant’s Termination Option”) to terminate the Amended Lease with respect to the entire Premises effective as of the third (3rd) anniversary of the Extension Term Commencement Date (i.e., May 22, 2017)(except for those provisions that expressly survive the expiration or earlier termination of the Amended Lease); provided, that Tenant (a) provides Landlord with no less than twelve (12) months prior written notice (“Tenant’s Termination Notice”) and (b) pays Landlord at the time Tenant delivers to Landlord such Tenant Termination Notice a termination fee equal to the unamortized (on a straight-line basis) portion of costs paid by Landlord in connection with this Second Amendment, including the TI Allowance and any brokerage commissions.  If Tenant timely exercises Tenant’s Termination Option, then Tenant shall surrender the Premises to Landlord on the termination date in the condition required by the Amended Lease for surrendering Premises upon the expiration or earlier termination thereof.  Time is of the essence with respect to the exercise of Tenant’s Termination Option.

12.                               Landlord’s Termination Option. Landlord shall have a one-time option (“Landlord’s Termination Option”) to terminate the Amended Lease with respect to the entire Premises effective as of the third (3rd) anniversary of the Extension Term Commencement Date (i.e., May 22, 2017) (except for those provisions that expressly survive the expiration or earlier termination of the Amended Lease); provided, that Landlord provides Tenant with no less than nine (9) months prior written notice.  If Landlord timely exercises Landlord’s Termination Option, then Tenant shall surrender the Premises to Landlord on the termination date in the condition required by the Amended Lease for surrendering Premises upon the expiration or earlier termination thereof.  Time is of the essence with respect to the exercise of Landlord’s Termination Option.

13.                               Right of First Offer.  Article 18 of the Lease is hereby deleted in its entirety and is of no further force or effect.

14.                               Rules and Regulations.  Exhibit E to the Lease is hereby deleted in its entirety and is replaced with New Exhibit E attached hereto.

15.                               Future Spaces.  Pursuant to Section 2 of the First Amendment, Tenant exercised its right to lease from Landlord, on a month-to-month basis, additional Future Spaces for parking.  The parties hereby confirm and agree that, subject to the provisions of the Amended Lease, Tenant currently leases six (6) Future Spaces from Landlord.  The rental rate for the those spaces granted to Tenant in Section 2.01(d) of the Lease, the Additional Spaces and the Future Spaces is currently Two Hundred Forty-Five and 00/100 Dollars ($245.00) per month per parking space (which rental rate may be increased by Landlord from time to time upon prior notice from Landlord).

16.                               PTDM.  The Amended Lease is subject to the Parking and Transportation Demand Management Plan for the Property that was approved on May 11, 1999 and that is attached hereto as Exhibit 2 (the “PTDM”). Tenant acknowledges that Tenant, at its sole cost and expense, shall comply with only those requirements in the PTDM that, in Landlord’s reasonable discretion, are applicable to Tenant (but not those requirements that are only applicable to Landlord or only applicable to any other specific tenant(s) of the Property), including the requirements set forth in the “IV. Alternative Mode Promotions and Incentives”, “V. Alternative Work Programs” and “VI. Marketing Programs” sections thereof. Tenant, at its sole cost and expense, shall also comply with the reporting requirements set forth in the PTDM, insofar as the same apply to Tenant or are relevant to Tenant’s role in or contribution to the PTDM fulfillment requirements for the Building (but not otherwise) at Landlord’s written request. Any costs incurred by Landlord in connection with the PTDM shall be an Operating Expense.

17.                               Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Second Amendment, other than Jones Lang LaSalle (“Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it.  Broker is entitled to a leasing commission in connection with the making of this Second Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

18.                               No Default.  Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

19.                               Notices.

(a)                                 Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Amended Lease should be sent to, and the “Original Address of Tenant” under Article 1 of the Lease is hereby deleted and replaced with the following:

Metabolix, Inc.

21 Erie Street

Cambridge, Massachusetts 02139

Attn: President

(b)                                 Landlord confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Landlord pursuant to the Amended Lease should be sent to, and the “Original Address of Landlord” under Article 1 of the Lease is hereby deleted and replaced with the following:

BMR-21 Erie Street LLC

17190 Bernardo Center Drive

San Diego, California 92128

Attn: Vice President, Real Estate Legal

20.                               Effect of Second Amendment.  Except as modified by this Second Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  The covenants, agreements, terms, provisions and conditions contained in this Second Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns.  In the event of any conflict between the terms contained in this Second Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.  From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Second Amendment.

21.                               Miscellaneous.  This Second Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Second Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

22.                               Counterparts.  This Second Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written as a sealed Massachusetts instrument, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Second Amendment.

LANDLORD:

BMR-21 ERIE STREET LLC,
a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Legal

TENANT:

METABOLIX, INC.,
a Delaware corporation

By:	/s/ Joseph D. Hill
Name:	Joseph Hill
Title:	Chief Financial Officer

EXHIBIT 1

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the          day of October, 2013, by and between BMR-21 ERIE STREET LLC, a Delaware limited liability company (“Landlord”), and METABOLIX, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Second Amendment to Lease dated as of the          day of October, 2013 (the “Second Amendment”), which Second Amendment amends that certain Lease dated as of December 29, 2003, as amended by that certain First Amendment to Lease dated as of March 1, 2006 (collectively, and as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 21 Erie Street in Cambridge, Massachusetts.  All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Amended Lease.

1.                                      General Requirements.

1.1.                            Authorized Representatives.

(a)                                 Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Salvatore Zinno as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Amended Lease.  Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative.  Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b)                                 Tenant designates Rick Fisher (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter.  Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative.  Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2.                            Schedule.  The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”).  Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Tenant Improvements.  As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord.  Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord.  If Landlord disapproves the

Exhibit 1-1

Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule.  The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3.                            Tenant’s Architects, Contractors and Consultants.  The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay.  Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony.  All Tenant contracts related to the Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Tenant Improvements to Landlord at any time.

2.                                      Tenant Improvements.  All Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to the TI Allowance) and in accordance with the Approved Plans (as defined below), the Amended Lease and this Work Letter.  To the extent that the total projected cost of the Tenant Improvements (as projected by Landlord) exceeds the TI Allowance (such excess, the “Excess TI Costs”), Tenant shall advance to Landlord any Excess TI Costs within ten (10) days after receipt of an invoice therefor, but in any case before Tenant commences the Tenant Improvements.  If the actual Excess TI Costs are less than the Excess TI Costs paid by Tenant to Landlord, Landlord shall return such excess to Tenant as provided in Section 6.1 below.  If the cost of the Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, then Landlord may notify Tenant and Tenant shall deposit any additional Excess TI Costs with Landlord in the same way that Tenant deposited the initial Excess TI Costs.  If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Amended Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent.  All material and equipment furnished by Tenant or its contractors as the Tenant Improvements shall be of a quality equal to the building standard; the Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the Tenant Improvements shall be of a nature and character not less than the building standard.  Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.  All Tenant Improvements shall be performed in accordance with Section 10.05 of the Lease; provided that, notwithstanding anything in the Amended Lease or this Work Letter to the contrary, in the event of a conflict between this Work Letter and Section 10.05 of the Lease, the terms of this Work Letter shall govern.

2.1.                            Work Plans.  Tenant shall prepare and submit to Landlord for approval schematics covering the Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”).  The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord

Exhibit 1-2

and such other information as Landlord may reasonably request.  Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable.  Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord.  If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans.  Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed.  Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them.  The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2.                            Construction Plans.  Tenant shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below).  As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Such Construction Plans shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord.  Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord.  If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans.  Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate governmental authorities for approval.  The Construction Plans so approved or deemed approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.3.                            Changes to the Tenant Improvements.  Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a)                                 Change Request.  Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change.  If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements

Exhibit 1-3

as a result of such Change.  Change Requests shall be signed by the requesting party’s Authorized Representative.

(b)                                 Approval of Changes.  All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.  The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request.  The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

2.4.                            Preparation of Estimates.  Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate on such Change’s effects on the Schedule.  Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

2.5.                            Quality Control Program; Coordination.  Tenant shall provide Landlord with information regarding the following (together, the “QCP”):  (a) Tenant’s general contractor’s quality control program and (b) evidence of subsequent monitoring and action plans.  The QCP shall be subject to Landlord’s reasonable review and approval and shall specifically address the Tenant Improvements.  Tenant shall ensure that the QCP is regularly implemented on a scheduled basis and shall provide Landlord with reasonable prior notice and access to attend all inspections and meetings between Tenant and its general contractor.  At the conclusion of the Tenant Improvements, Tenant shall deliver the quality control log to Landlord, which shall include all records of quality control meetings and testing and of inspections held in the field, including inspections relating to concrete, steel roofing, piping pressure testing and system commissioning.

3.                                      Completion of Tenant Improvements.  Tenant, at its sole cost and expense (except for the TI Allowance), shall perform and complete the Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Amended Lease and this Work Letter and (c) in accordance with Legal Requirements (as defined in the Lease), the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises.  The Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (u) evidence satisfactory to Landlord that (i) all Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Legal Requirements and a Certificate of Substantial Completion in the form of

Exhibit 1-4

the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (ii) all Tenant Improvements have been accepted by Landlord, (iii) any and all liens related to the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the Tenant Improvements are outstanding, (v) all certifications and approvals with respect to the Tenant Improvements that may be required from any governmental authority and any board of fire underwriters or similar body for the use and occupancy of the Premises (including a certificate of occupancy for the Premises for the Permitted Use), (w) certificates of insurance required by the Amended Lease to be purchased and maintained by Tenant, (x) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans, (y) complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the Tenant Improvements as an overlay on the Building “as built” plans (provided that Landlord provides the Building “as-built” plans provided to Tenant) of all contract documents for work performed by their architect and engineers in relation to the Tenant Improvements and (z) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.

4.                                      Insurance.

4.1.                            Property Insurance.  At all times during the period beginning with commencement of construction of the Tenant Improvements and ending with final completion of the Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Amended Lease), property insurance insuring Landlord and its officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and lenders (“Landlord Parties”), as their interests may appear.  Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s).  Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance.  Such property insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and the Landlord Parties, and shall name Landlord and its affiliates as loss payees as their interests may appear.

4.2.                            Workers’ Compensation Insurance.  At all times during the period of construction of the Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Legal Requirements.

Exhibit 1-5

5.                                      Liability.  Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Tenant Improvements.  Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by Landlord’s negligence or willful misconduct.  Any deficiency in design or construction of the Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6.                                      TI Allowance.

6.1.                            Application of TI Allowance.  Landlord shall contribute the TI Allowance and any Excess TI Costs advanced by Tenant to Landlord toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, in accordance with Section 6 of the Second Amendment.  If the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the TI Allowance.  If the entire Excess TI Costs advanced by Tenant to Landlord are not applied toward the costs of the Tenant Improvements, then Landlord shall promptly return such excess to Tenant following completion of the Tenant Improvements.  Tenant may apply the TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Second Amendment.

6.2.                            Approval of Budget for the Tenant Improvements.  Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Amended Lease, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements (the “Approved Budget”).  Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due.  Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance.  Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Tenant Improvements that is proposed by Tenant.

Exhibit 1-6

6.3.                            Fund Requests.  Upon submission by Tenant to Landlord of (a) a statement (a “Fund Request”) setting forth the total amount of the TI Allowance requested, (b) a summary of the Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the TI Allowance then being requested, (d) except with respect to the final Fund Request, conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the Tenant Improvements performed that correspond to the Fund Request each in a form acceptable to Landlord and complying with Legal Requirements, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to (as elected by Landlord) the applicable contractors, subcontractors and material suppliers or Tenant (for reimbursement for payments made by Tenant to such contractors, subcontractors or material suppliers in accordance with the Second Amendment and this Work Letter), the amount of Tenant Improvement costs set forth in such Fund Request or Landlord’s pari passu share thereof if Excess TI Costs exist based on the Approved Budget; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the Tenant Improvements is approved in accordance with Section 6.2 of this Work Letter, and any Fund Request under this Section shall be subject to the payment limits set forth in Section 6.2 above and Section 6 of the Second Amendment.

7.                                      Miscellaneous.

7.1.                            Number; Headings.  Where applicable in this Work Letter, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter.  The section headings of this Work Letter are not a part of this Work Letter and shall have no effect upon the construction or interpretation of any part hereof.

7.2.                            Attorneys’ Fees.  If either party commences a demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Work Letter, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action or proceeding and in any appeal in connection therewith (regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed).

7.3.                            Time of Essence.  Time is of the essence with respect to the performance of every provision of this Work Letter in which time of performance is a factor.

7.4.                            Covenant and Condition.  Each provision of this Work Letter performable by Tenant shall be deemed both a covenant and a condition.

7.5.                            Withholding of Consent.  Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

Exhibit 1-7

7.6.                            Invalidity.  Any provision of this Work Letter that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Work Letter shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

7.7.                            Interpretation.  The language in all parts of this Work Letter shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

7.8.                            Successors.  Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees.  Nothing in this Section shall in any way alter the provisions of the Amended Lease restricting assignment or subletting.

7.9.                            Governing Law.  This Work Letter shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

7.10.                     Power and Authority.  Tenant guarantees, warrants and represents that the individual or individuals signing this Work Letter have the power, authority and legal capacity to sign this Work Letter on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

7.11.                     Counterparts.  This Work Letter may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

7.12.                     Amendments; Waiver.  No provision of this Work Letter may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.  The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

7.13.                     Waiver of Jury Trial.  To the extent permitted by Legal Requirements, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Work Letter; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Work Letter or the Premises.

7.14.                     General.  This Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Amended Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Amended Lease or otherwise, unless the Amended Lease or any

Exhibit 1-8

amendment or supplement to the Amended Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the initial Premises.

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Exhibit 1-9

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter as a sealed Massachusetts instrument to be effective on the date first above written.

LANDLORD:
BMR-21 ERIE STREET LLC,
a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Legal

TENANT:
METABOLIX, INC.,
a Delaware corporation

By:	/s/ Joseph D. Hill
Name:	Joseph Hill
Title:	Chief Financial Officer

Exhibit 1-10